This slide is not for distribution in isolation and must be viewed in conjunction with the accompanying term sheet, product supplement, prospectus supplement and prospectus, which further describe the terms, conditions and risks associated with the notes.
JPMorgan Auto Callable Contingent Interest Notes linked to the Common Shares of
Mylan Inc., due July 22, 2015
The notes are designed for investors who seek a Contingent Interest Payment (i)
with respect to each Review Date for which the closing price of one share of the Reference Stock is greater than or equal to the Interest Barrier or (ii)
with respect to the final Review Date for which the Final Stock Price is greater than or equal to the Interest Barrier. Any payment on the notes is subject to the credit risk of JPMorgan Chase & Co.

Hypothetical Return on a Note

                                              First 3 Review Dates

  Compare the closing price of one share of the Reference Stock on a Review Date (other than the Final Review Date) to the Initial
 Stock Price
  and the Interest Barrier until the Final Review Date or any automatic call.

                                                          Automatic Early Redemption

    The closing price of one

    Share of the Reference

    Stock is greater than or

    equal to the Initial Stock     The notes will be automatically called and you will receive (i) the principal amount plus (ii)
    Price                                the Contingent Interest Payment with respect to the related Review Date

   You will receive the
                                                        The closing price of one share of the
   contingent quarterly
                                                        Reference Stock is greater than or

   The closing price of one                             equal to the Interest Barrier
   payment. Proceed to the next
   Share of the Reference Stock   No Automatic Early
   Review Date.
   is less than the Initial Stock Redemption

   Price                                                The closing price of one share of the
   No contingent quarterly
                                                        reference Stock is less than the
   payment. Proceed to the next
                                                        Interest Barrier
   Review Date.
For more information about the payments upon an Automatic Call or at maturity in different hypothetical scenarios, see "Hypothetical
 Payment upon Automatic Call or at Maturity" below.
------------------------------------------------------------------------------------------------------------------------------------
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What Are the Payments on the Notes, Assuming a Range of Performances for the Reference Stocks?

The following table illustrates payments on the notes, assuming a range of performance for the Reference Stock on a given Review
 Date.
The hypothetical payments set forth below assume an Initial Stock Price of $51.00, an Interest Barrier and a Trigger Level of $40.80
 (equal to 80% of the hypothetical Initial Stock Price) and
reflect the Interest Rate of 12.95% per annum (payable at a rate of 3.2375% per quarter). The hypothetical total returns set forth below are for illustrative purposes only and may not be
the actual total returns applicable to a purchaser of the notes. the numbers appearing in the following table and examples have been rounded for ease of analysis.

Hypothetical Payment upon Automatic Call or at Maturity
------------------------------------------------------------------------------------ ------------ --------------------------------
                       Review Dates Prior to the Final Review Date                                Final Review Date
                  ------------------------------------------------------------------ ------------ --------------------------------
    Closing Price
                  Reference Stock Appreciation / Payment on Interest Payment Date or
                                                                                     Stock Return          Payment at Maturity (3)
                  Depreciation at Review Date       Call Settlement Date (1)(2)
----------------- ------------------------------ ----------------------------------- ------------ --------------------------------
      $91.8000           80.00%                          $1,032.375                   80.00%                   $1,032.375
      $81.6000           60.00%                          $1,032.375                   60.00%                   $1,032.375
      $71.4000           40.00%                          $1,032.375                   40.00%                   $1,032.375
      $61.2000           20.00%                          $1,032.375                   20.00%                   $1,032.375
      $56.1000           10.00%                          $1,032.375                   10.00%                   $1,032.375
      $53.5500           5.00%                           $1,032.375                    5.00%                   $1,032.375
----------------- ------------------------------ ----------------------------------- ------------ --------------------------------
      $51.0000           0.00%                           $1,032.375                    0.00%                   $1,032.375
      $48.4500           -5.00%                           $32.375                     -5.00%                   $1,032.375
      $45.9000           -10.00%                          $32.375                     -10.00%                  $1,032.375
      $40.8000           -20.00%                          $32.375                     -20.00%                  $1,032.375
      $40.7949           -20.01%                          $0.000                      -20.01%                   $799.900
      $25.5000           -50.00%                          $0.000                      -50.00%                   $500.000
      $15.3000           -70.00%                          $0.000                      -70.00%                   $300.000
      $0.0000           -100.00%                          $0.000                      -100.00%                   $0.000
----------------- ------------------------------ ----------------------------------- ------------ --------------------------------

(1) The notes will be automatically called if the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater than or equal to the Initial Stock Price.
(2) You will receive a Contingent Interest Payment in connection with a Review
Date (other than the final Review Date) if the closing price of one share of the Reference Stock on that Review Date is greater than or equal to the
Interest Barrier.
(3) You will receive a Contingent Interest Payment in connection with the final
Review Date if the Final Stock Price is greater than or equal to the Interest
Barrier.

SEC Legend: JPMorgan Chase & Co. has filed a registration statement (including a prospectus) with the SEC for any offerings to which these materials relate.
Before you invest, you should read the prospectus in that registration statement and the other documents relating to this offering that JPMorgan Chase
& Co. has filed with the SEC for more complete information about JPMorgan Chase
& Co. and this offering. You may get these documents without cost by visiting
EDGAR on the SEC Web site at www.sec.gov. Alternatively, JPMorgan Chase & Co., any agent or any dealer participating in the this offering will arrange to send you the prospectus, the prospectus supplement as well as any relevant product supplement and term sheet if you so request by calling toll-free 866-535-9248.
IRS Circular 230 Disclosure: JPMorgan Chase & Co. and its affiliates do not provide tax advice. Accordingly, any discussion of U.S. tax matters contained herein (including any attachments) is not intended or written to be used, and cannot be used, in connection with the promotion, marketing or recommendation by anyone unaffiliated with JPMorgan Chase & Co. of any of the matters address herein or for the purpose of avoiding U.S. tax-related penalties.
Investment suitability must be determined individually for each investor, and the financial instruments described herein may not be suitable for all investors. The products described herein should generally be held to maturity as early unwinds could result in lower than anticipated returns. This information is not intended to
This material is not a product of J.P. Morgan Research Departments. J.P. Morgan is the marketing name for JPMorgan Chase & Co. and its subsidiaries and affiliates worldwide. J.P. Morgan Securities LLC ("JPMS") is a member of FINRA,
NYSE and SIPC. Clients should contact their salespersons at, and execute transactions through, a J.P. Morgan entity qualified in their home jurisdiction unless governing law permits otherwise.
Filed pursuant to Rule 433
Registration Statement No. 333-177923
Dated: July 01, 2014

Trade Details/Characteristics
Reference Stock:                     The Common Stock, par value $0.50 per share, of Mylan Inc. (MYL)
Contingent Interest Payments:        If the notes have not been previously called and (i) with respect to any Review Date (other than the final Review Date)
                                     the closing price of one share of the Reference Stock on that Review Date or (ii) with respect to the final Review Date the
                                     Final Stock Price is greater than or equal to the Interest Barrier, you will receive on the applicable Interest Payment Date
                                     for each $1,000 principal amount note a Contingent Interest Payment equal to:
                                     $32.375 (equivalent to an interest rate of 12.95% per annum, payable at a rate of 3.2375% per quarter).
                                     If (i) with respect to any Review Date (other than the final Review Date) the closing price of one share of the Reference
                                     Stock on that Review Date or (ii) with respect to the final Review Date, the Final Stock Price is less than the Interest
                                     Barrier, no Contingent Interest Payment will be made with respect to that Review Date.
Interest Barrier / Trigger Level:    80% of the Initial Stock Price (subject to adjustments)
Interest Rate:                       12.95% per annum, payable at a rate of 3.2375% per quarter, if applicable
Automatic Call:                      If the closing price of one share of the Reference Stock on any Review Date (other than the final Review Date) is greater
                                     than or equal to the Initial Stock Price, the notes will be automatically called for a cash payment, for each $1,000
                                     principal amount note, equal to (a) $1,000 plus (b) the Contingent Interest Payment applicable to that Review Date,
                                     payable on the applicable Call Settlement Date.
Payment at Maturity:                 If the notes have not been previously called and the Final Stock Price is greater than or equal to the Trigger Level, you
                                     will receive a cash payment at maturity, for each $1,000 principal amount note, equal to (a)
 $1,000 plus (b) the
                                     Contingent Interest Payment applicable to the final Review Date. If the notes have not been previously called and the
                                     Final Stock Price is less than the Trigger Level, at maturity you will lose 1% of the principal amount of your notes for every
                                     1% that the Final Stock Price is less than the Initial Stock Price. Under these circumstances, your payment at maturity per
                                     $1,000 principal amount note will be calculated as follows: $1,000 + ($1,000 [] Stock Return).
                                     If the notes have not been automatically called and the Final Stock Price is less than the
 Trigger Level, you will lose more
                                     than 20% of your initial investment and may lose all of your initial investment at maturity.
Stock Return:                        (Final Stock Price - Initial Stock Price) / Initial Stock Price
Initial Stock Price:                 Closing price of the Reference Stock on pricing date, divided by the Adjustment Factor
Final Stock Price:                   The arithmetic average of the closing prices of one share of the Reference Stock on each of the
 Ending Averaging Dates.
Ending Averaging Dates:              July 13, 2015, July 14, 2015, July 15, 2015, July 16, 2015, and the final Review Date
Review Dates:                        October 16, 2014 (first Review Date), January 15, 2015 (second Review Date), April 16, 2015
 (third Review Date), and July
                                     17, 2015 (final Review Date)
Preliminary Term Sheet:              http://www.sec.gov/Archives/edgar/data/19617/000119312514257112/d752727dfwp.htm

 ------------------------------------------------------------------------------------------------------------------------------
Please see the term sheet hyperlinked above for additional information about the notes, including JPMS's estimated value, which is the estimated value
of the notes when the terms are set.